EXHIBIT 6.2


November 24, 1999


Mr. Randal J. Kirk
Chairman
Clinical Chemistry Holdings, Inc.
7335 Lee Highway
Radford, VA  24141


Dear Mr. Kirk:

         The letter agreement between Albert Investment Strategies, Inc. ("Albert"), Clinical Chemistry Holdings, Inc. ("CCH"), and Randal J. Kirk, dated November 12, 1999 ("Letter Agreement"), is modified and amended by the deletion of the first numbered paragraph thereof and the insertion of the following in its place:

         1. Effective November 24, 1999 (the "Effective Date"), Albert Investment Strategies, Inc. ("Albert") shall transfer to Clinical Chemistry Holdings, Inc. ("CCH"), and CCH shall purchase from Albert, on an all or none basis, 185,533 shares of Common Stock of Novitron International, Inc. ("Novitron") held by Albert and various accounts over which Albert has dispositive power ("Shares"). The total consideration to be paid by CCH to Albert for the transfer of the Shares shall be Five Hundred Fifty-six Thousand Five Hundred Ninety-nine Dollars ($556,599.00), which is calculated on the basis of $3.00 per Share. Payment shall be made upon delivery of the Shares to the broker designated by CCH. "Closing shall have occurred upon completion of the delivery of the Shares and the payment therefor as described above. Upon Closing, paragraphs two, four, and five of this letter shall be effective as of the Effective Date.

         Except as modified and amended in this letter, the Letter Agreement shall remain in full force and effect. If you are in agreement with the above, please execute this amendment to the Letter Agreement and return a signed copy to the undersigned at the address indicated above.

                       ALBERT INVESTMENT STRATEGIES, INC.


                                       By:      /s/ Ira Albert
                                            ---------------------------------
                                                Ira Albert, President

                              Page 15 of 21 Pages

                        CLINICAL CHEMISTRY HOLDINGS, INC.


                                       By:      /s/ Randal J. Kirk
                                           ---------------------------------
                                                Randal J. Kirk, Chairman


                                                /s/ Randal J. Kirk
                                            ---------------------------------
                                                Randal J. Kirk, Individually

                              Page 16 of 21 Pages